Exhibit 10.3

SECOND AMENDMENT TO INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Second Amendment to Intellectual Property License Agreement (this “Second Amendment”), dated as of July 1, 2026, is by and between BP United, Inc., a Delaware corporation, with offices located at 20855 NE 16th Ave., STE C38, Miami, FL 33179 (“Licensor”), and Quantum Cyber N.V., a public company organized under the laws of the Netherlands and listed on the Nasdaq Capital Market (NCM: QUCY), with offices located at 1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

WHEREAS, the Parties entered into that certain Intellectual Property License Agreement, dated as of May 12, 2026 (the “License Agreement”), pursuant to which Licensor granted Licensee an exclusive license to and under the Licensed Technology on the terms and conditions set forth therein;

WHEREAS, the Parties entered into that certain First Amendment to Intellectual Property License Agreement, dated as of June 1, 2026 (the “First Amendment”), pursuant to which the Parties amended the License Agreement to, among other things, remove all references to the Supply Agreement and provide for Licensor's technical assistance and consulting services to Licensee with respect to the manufacturing process;

WHEREAS, Section 3.4(d) of the First Amendment provides for Licensee's reimbursement of Licensor's fully-loaded cost of full-time equivalent employees dedicated to Technical Assistance or the ramp-up of Licensee's manufacturing operations, in an aggregate amount not to exceed One Million US Dollars ($1,000,000);

WHEREAS, the Parties desire to delete Section 3.4(d) of the First Amendment in its entirety and, in lieu thereof, to provide for a one-time cash payment to Licensor in the amount of One Million US Dollars ($1,000,000) in consideration of Licensor's agreement to provide the Technical Assistance contemplated by the First Amendment; and

WHEREAS, the Parties desire to amend the License Agreement and the First Amendment to reflect the foregoing, in accordance with Section 14.11 of the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement or the First Amendment, as applicable.

2.	Amendments to the First Amendment

2.1	Deletion of Section 3.4(d) of the First Amendment

Section 3.4(d) of the First Amendment is hereby deleted in its entirety. For the avoidance of doubt, following such deletion, Licensor shall have no right to reimbursement for fully-loaded FTE costs under the First Amendment, and Licensee shall have no obligation to reimburse Licensor for any such costs (whether incurred before or after the date hereof).

2.2	Conforming Amendment to Section 3.4(c) of the First Amendment

Section 3.4(c) of the First Amendment is hereby amended by deleting the phrase “Except as set forth in Section 3.4(d),” at the beginning thereof, such that Section 3.4(c) shall read in its entirety as follows:

“(c) For the avoidance of doubt, Licensor shall have no right to reimbursement for any costs that were not pre-approved in writing by Licensee, and Licensee shall have no obligation to pre-approve any costs or to reimburse Licensor for any internal overhead, personnel costs, or other indirect expenses.”

3.	Technical Assistance Payment

3.1	Cash Payment

In consideration of Licensor's agreement to provide the Technical Assistance to Licensee pursuant to Section 3 of the First Amendment, Licensee shall pay to Licensor a one-time cash payment in the amount of One Million US Dollars ($1,000,000) (the “Technical Assistance Payment”). The Technical Assistance Payment shall be due and payable within ten (10) days of the execution of this Second Amendment by wire transfer of immediately available funds to an account designated in writing by Licensor.

3.2	Full Satisfaction

The Parties acknowledge and agree that the Technical Assistance Payment shall constitute full and complete consideration for Licensor's obligation to provide the Technical Assistance during the Technical Assistance Period as set forth in Section 3 of the First Amendment. For the avoidance of doubt, the Technical Assistance Payment shall be nonrefundable and shall not be subject to offset, reduction, or recoupment.

4.	Representations and Warranties

Each Party represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Second Amendment and to perform its obligations hereunder; and (b) the execution of this Second Amendment by its representative has been duly authorized by all necessary corporate action.

5.	General Provisions

5.1	Effect of Second Amendment

Except as expressly amended by this Second Amendment, the License Agreement and the First Amendment shall remain in full force and effect in accordance with their respective terms, and are hereby ratified and confirmed. In the event of any conflict between the terms of this Second Amendment and the terms of the License Agreement or the First Amendment, the terms of this Second Amendment shall control.

5.2	Entire Agreement

This Second Amendment, together with the License Agreement and the First Amendment (each as amended hereby), constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, and agreements between the Parties with respect to such subject matter.

5.3	Governing Law

This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.

5.4	Counterparts

This Second Amendment may be executed in counterparts by manual signature or electronic signature complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN), each of which will be deemed an original, and all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BP UNITED, INC.

By:	/s/ Alex Gurevich
Name:	Alex Gurevich
Title:	CEO

QUANTUM CYBER N.V.

By:	/s/ David Lazar
Name:	David Lazar
Title:	CEO